CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$490,000	$49.34

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)	Pursuant to Rule 457(p) under the Securities Act, the $113,235.86 remaining of the registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $49.34 is offset against the registration fee due for this offering and of which $113,186.52 remains available for future registration fee offset. No additional registration fee has been paid with respect to this offering.

Citigroup Inc.	March 29, 2016 Medium-Term Senior Notes, Series G Pricing Supplement No. 2016-CMTNG0903 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

Buffer Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the Russell 2000® Index Due October 3, 2019

Overview

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the worst performing of the Dow Jones Industrial AverageTM and the Russell 2000® Index from its initial index level to its final index level.
▪	The securities offer modified exposure to the performance of the worst performing index, with leveraged exposure to the potential appreciation of the worst performing index and a limited buffer against the potential depreciation of the worst performing index as described below. In exchange for those features, investors in the securities must be willing to (i) accept a return based on whichever underlying index is the worst performing index and (ii) forgo any dividends that may be paid on the stocks that constitute either underlying index. In addition, investors in the securities must be willing to accept downside exposure to any depreciation of the worst performing index in excess of the 15% buffer. If the worst performing index depreciates by more than the buffer amount from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer amount.
▪	Your return on the securities will depend solely on the performance of the worst performing index. You will not benefit in any way from the performance of the better performing index. You may incur a significant loss on your investment in the securities if either underlying index performs poorly, even if the other performs favorably.
▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we
▪	default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Inc. Upon at least 15 business days’ notice, any wholly owned subsidiary of Citigroup Inc. may, without the consent of any holder of the securities, assume Citigroup Inc.’s obligations under the securities, and in such event Citigroup Inc. shall be released from its obligations under the securities, subject to certain conditions, including the condition that Citigroup Inc. fully and unconditionally guarantee all payments under the securities. See “Additional Terms of the Securities” in this pricing supplement.
Underlying indices:	The Dow Jones Industrial AverageTM (ticker symbol: “INDU”) and the Russell 2000® Index (ticker symbol: “RTY”)
Aggregate stated principal amount:	$490,000
Stated principal amount:	$1,000 per security
Pricing date:	March 29, 2016
Issue date:	March 31, 2016
Valuation date:	September 30, 2019, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur with respect to either underlying index
Maturity date:	October 3, 2019
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪  If the final index level of the worst performing index is greater than or equal to its initial index level:
   $1,000 + ($1,000 × the index performance of the worst performing index × the upside participation rate)

▪  If the final index level of the worst performing index is less than its initial index level by an amount equal to or less than the buffer amount:
   $1,000

▪  If the final index level of the worst performing index is less than its initial index level by an amount greater than the buffer amount:
   $1,000 + [$1,000 × (the index performance of the worst performing index + 15%)]

If the worst performing index depreciates from its initial index level to its final index level by more than the buffer amount, your payment at maturity will be less, and possibly significantly less, than the $1,000.00 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:	• Dow Jones Industrial AverageTM: 17,633.11 • Russell 2000® Index: 1,109.082
Final index level:	For each underlying index, its closing level on the valuation date
Worst performing index:	The underlying index with the lowest index performance
Index performance:	For each underlying index, its final index level minus its initial index level, divided by its initial index level
Upside participation rate:	145.00%
Buffer amount:	15.00%
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17298CB98 / US17298CB989
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer
Per security:	$1,000.00	$30.00	$970.00
Total:	$490,000.00	$14,700.00	$475,300.00

(1) On the date of this pricing supplement, the estimated value of the securities is $952.00 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $970.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $975.00 per security, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the following hyperlinks:

Product Supplement No. EA-02-03 dated November 13, 2013     Underlying Supplement No. 3 dated November 13, 2013

Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the Russell 2000® Index Due October 3, 2019

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding each underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level of the worst performing index. Your return on the securities will depend solely on the performance of the worst performing index. You will not benefit in any way from the performance of the better performing index.

Investors in the securities will not receive any dividends on the stocks that constitute either underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in either underlying index or the stocks that constitute either underlying index” below.

Buffer Securities Payment at Maturity Diagram

■ The Securities	■ The Worst Performing Index

Your actual payment at maturity per security will depend on the actual index performance of the worst performing index. The examples below are intended to illustrate how your payment at maturity will depend on the index performances of the underlying indices.

March 2016	PS-2

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the Russell 2000® Index Due October 3, 2019

Example 1—Upside Scenario.

Underlying Index	Initial Index Level	Hypothetical Final Index Level	Hypothetical Index Performance
Dow Jones Industrial AverageTM	17,633.11	26,449.67	50%
Russell 2000® Index	1,109.082	1,219.99	10%

In this example, the Russell 2000® Index has the lowest index performance and is, therefore, the worst performing index. Because the worst performing index appreciated from its initial index level to its hypothetical final index level, your payment at maturity in this example would reflect leveraged exposure to the appreciation of the worst performing index and would be calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the index performance of the worst performing index × the upside participation rate)

= $1,000 + ($1,000 × 10.00% × 145.00%)

= $1,000 + $145.00

= $1,145.00

Example 2—Par Scenario.

Underlying Index	Initial Index Level	Hypothetical Final Index Level	Hypothetical Index Performance
Dow Jones Industrial AverageTM	17,633.11	16,751.45	-5%
Russell 2000® Index	1,109.082	1,330.898	20%

In this example, the Dow Jones Industrial AverageTM has the lowest index performance and is, therefore, the worst performing index. Because the worst performing index did not depreciate from its initial index level to its hypothetical final index level by more than the 15% buffer amount, your payment at maturity in this example would be equal to the $1,000 stated principal amount per security.

Example 3—Downside Scenario.

Underlying Index	Initial Index Level	Hypothetical Final Index Level	Hypothetical Index Performance
Dow Jones Industrial AverageTM	17,633.11	20,278.08	15%
Russell 2000® Index	1,109.082	332.725	-70%

In this example, the Russell 2000® Index has the lowest index performance and is, therefore, the worst performing index. Because the worst performing index depreciated from its initial index level to its hypothetical final index level by more than the 15% buffer amount, your payment at maturity in this example would reflect 1-to-1 exposure to the negative performance of the worst performing index beyond the 15.00% buffer amount and would be calculated as follows:

Payment at maturity per security = $1,000 + [$1,000 × (the index performance of the worst performing index + 15%)]

= $1,000 + [$1,000 × (–70% + 15%)]

= $1,000 + [$1,000 × –55%]

= $1,000 + [–$550]

= $1,000 - $550

= $450

In this example, you would incur a significant loss at maturity based on the depreciation of the worst performing index, even though the better performing index appreciated. As this example illustrates, you will not benefit in any way from the performance of the better performing index.

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the Russell 2000® Index Due October 3, 2019

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with each underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪	You may lose up to 85.00% of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing index. If the worst performing index depreciates by more than the buffer amount, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer amount.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	The securities are subject to the risks of both underlying indices and will be negatively affected if either performs poorly, even if the other performs well. You are subject to risks associated with both underlying indices. If either underlying index performs poorly, you will be negatively affected, even if the other underlying index performs well. The securities are not linked to a basket composed of the underlying indices, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlying indices is the worst performing index.

▪	You will not benefit in any way from the performance of the better performing index. The return on the securities depends solely on the performance of the worst performing index, and you will not benefit in any way from the performance of the better performing index. The securities may underperform a similar investment in both of the underlying indices or a similar alternative investment linked to a basket composed of the underlying indices, since in either such case the performance of the better performing index would be blended with the performance of the worst performing index, resulting in a better return than the return of the worst performing index.

▪	You will be subject to risks relating to the relationship between the underlying indices. It is preferable from your perspective for the underlying indices to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlying indices will not exhibit this relationship. The less correlated the underlying indices, the more likely it is that one or the other of the underlying indices will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlying indices to perform poorly; the performance of the underlying index that is not the worst performing index is not relevant to your return on the securities at maturity. It is impossible to predict what the relationship between the underlying indices will be over the term of the securities. One underlying index represents small capitalization stocks in the United States and the other represents large capitalization stocks in the United States. Accordingly, the underlying indices represent markets that differ in significant ways and, therefore, may not be correlated with each other.

▪	Investing in the securities is not equivalent to investing in either underlying index or the stocks that constitute either underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute either underlying index. As of March 29, 2016, the average dividend yield of the Dow Jones Industrial AverageTM was 2.57% per year, which, if this dividend yield remained constant for the term of the securities, would be equivalent to approximately 9.00% (assuming no reinvestment of dividends) over the term of the securities. As of March 29, 2016, the average dividend yield of the Russell 2000® Index was 1.63% per year, which, if this dividend yield remained constant for the term of the securities, would be equivalent to approximately 5.71% (assuming no reinvestment of dividends) over the term of the securities. However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as the dividend yield or the average dividend yield over any period.

▪	Your payment at maturity depends on the closing levels of the underlying indices on a single day. Because your payment at maturity depends on the closing levels of the underlying indices solely on the valuation date, you are subject to the risk that the closing levels of the underlying indices on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the stocks that constitute the underlying indices or in another instrument linked to the underlying indices that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying indices, you might have achieved better returns.

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the Russell 2000® Index Due October 3, 2019

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlying indices, dividend yields on the stocks that constitute the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying indices and a number of other factors, including the price and volatility of the stocks that constitute the underlying indices, the correlation between the underlying indices, dividend

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the Russell 2000® Index Due October 3, 2019

yields on the stocks that constitute the underlying indices, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. Changes in the level of either underlying index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The securities are linked to the Russell 2000® Index and will be subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the securities does not constitute a recommendation of either underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying indices or in instruments related to the underlying indices or the stocks that constitute the underlying indices, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying indices. These and other activities of our affiliates may affect the levels of the underlying indices in a way that has a negative impact on your interests as a holder of the securities.

▪	The levels of the underlying indices may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the stocks that constitute the underlying indices or in instruments related to the underlying indices and may adjust such positions during the term of the securities. Our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the levels of the underlying indices in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of either underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to either underlying index may affect the value of your securities. S&P Dow Jones Indices LLC, as publisher of the Dow Jones Industrial AverageTM, or Russell Investment Group, as publisher of the Russell 2000® Index, may add, delete or substitute the stocks that constitute either underlying index or make other methodological changes that could affect the level of either underlying index. S&P Dow Jones Indices LLC or Russell Investment Group may discontinue or suspend calculation or publication of either underlying index at any time without regard to your interests as holders of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, the securities may be assumed by a successor issuer, as discussed in “Additional Terms of the Securities.” The law regarding whether or not the assumption would be considered a taxable modification of the securities is not entirely clear and, if the IRS were to treat the assumption as a taxable modification, a U.S. Holder would be required to recognize

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the Russell 2000® Index Due October 3, 2019

gain (if any) on the securities and the timing and character of income recognized with respect to the securities after the assumption could be affected significantly. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional Terms of the Securities

Upon at least 15 business days’ notice, any wholly owned subsidiary (the “successor issuer”) of Citigroup Inc. may, without the consent of any holder of the securities, assume all of Citigroup Inc.’s obligations under the securities, and in such event Citigroup Inc. shall be released from its obligations under the securities (in each case, except as described below), subject to the following conditions:

(a) Citigroup Inc. shall enter into a supplemental indenture under which Citigroup Inc. fully and unconditionally guarantees all payments on the securities when due, agrees to comply with the covenants described in the section “Description of Debt Securities—Covenants—Limitations on Liens” and “—Limitations on Mergers and Sales of Assets” in the accompanying prospectus as applied to itself and retains certain reporting obligations under the indenture;

(b) the successor issuer shall be organized under the laws of the United States of America, any State thereof or the District of Columbia; and

(c) immediately after giving effect to such assumption of obligations, no default or event of default shall have occurred and be continuing.

Upon any such assumption, the successor issuer shall succeed to and be substituted for, and may exercise every right and power of, Citigroup Inc. under the securities with the same effect as if such successor issuer had been named as the original issuer of the securities, and Citigroup Inc. shall be relieved from all obligations and covenants under the securities, except that Citigroup Inc. shall have the obligations described in clause (a) above. For the avoidance of doubt, the successor issuer shall not be responsible for Citigroup Inc.’s compliance with the covenants described in clause (a) above.

If a successor issuer assumes the obligations of Citigroup Inc. under the securities as described above, events of bankruptcy or insolvency or resolution proceedings relating to Citigroup Inc. will not constitute an event of default with respect to the securities, nor will any breach of a covenant by Citigroup Inc. (other than payment default). Therefore, if a successor issuer assumes the obligations of Citigroup Inc. under the securities as described above, events of bankruptcy or insolvency or resolution proceedings relating to Citigroup Inc. (in the absence of any such event occurring with respect to the successor issuer) will not give holders the right to declare the securities to be due and payable, and a breach of a covenant by Citigroup Inc. (including the covenants described in the section “Description of Debt Securities—Covenants—Limitations on Liens” and “—Limitations on Mergers and Sales of Assets” in the accompanying prospectus), other than payment default, will not give holders the right to declare the securities to be due and payable. Furthermore, if a successor issuer assumes the obligations of Citigroup Inc. under the securities as described above, it will not be an event of default under the securities if the guarantee of the securities by Citigroup Inc. ceases to be in full force and effect or if Citigroup Inc. repudiates the guarantee.

There are no restrictions on which subsidiary of Citigroup Inc. may be a successor issuer other than as specifically set forth above. The successor issuer may be less creditworthy than Citigroup Inc. and/or may have no or nominal assets. If Citigroup Inc. is resolved in bankruptcy, insolvency or other resolution proceedings and the securities are not contemporaneously declared due and payable, and if the successor issuer is subsequently resolved in later bankruptcy, insolvency or other resolution proceedings, the value you receive on the securities may be significantly less than what you would have received had the securities been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution proceedings relating to Citigroup Inc. or the breach of a covenant by Citigroup Inc.

The securities are “specified securities” for purposes of the indenture. The terms set forth above do not apply to all securities issued under the indenture, but only to the securities offered by this pricing supplement (and similar terms may apply to other securities issued by Citigroup Inc. that are identified as “specified securities” in the applicable pricing supplement).

You should read carefully the discussion of U.S. federal tax consequences of any such assumption under “United States Federal Tax Considerations” in this pricing supplement.

Citigroup Inc.
Buffer Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the Russell 2000® Index Due October 3, 2019

Information About the Dow Jones Industrial AverageTM

The Dow Jones Industrial AverageTM is a price-weighted index rather than a market capitalization-weighted index. The Dow Jones Industrial AverageTM consists of 30 common stocks chosen as representative of the broad market of U.S. industry. It is calculated and maintained by S&P Dow Jones Indices LLC. The Dow Jones Industrial AverageTM is reported by Bloomberg L.P. under the ticker symbol “INDU.”

“Dow Jones®,” “Dow Jones Indexes,” and “Dow Jones Industrial AverageTM” are service marks of Dow Jones Trademark Holdings, LLC and have been licensed to S&P Dow Jones Indices LLC and sublicensed for use for certain purposes by Citigroup Global Markets Inc. and its affiliates. For more information regarding the license, see “Equity Index Descriptions— Dow Jones Industrial AverageTM — License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—Dow Jones Industrial AverageTM” in the accompanying underlying supplement for important disclosures regarding the Dow Jones Industrial AverageTM.

Historical Information

The closing level of the Dow Jones Industrial AverageTM on March 29, 2016 was 17,633.11.

The graph below shows the closing levels of the Dow Jones Industrial AverageTM for each day such level was available from January 3, 2011 to March 29, 2016. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Dow Jones Industrial AverageTM as an indication of future performance.

Dow Jones Industrial AverageTM – Historical Closing Levels January 3, 2011 to March 29, 2016

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Buffer Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the Russell 2000® Index Due October 3, 2019

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—Russell Indices—License with Russell” in the accompanying underlying supplement. Please refer to the sections “Risk Factors” and “Equity Index Descriptions—Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index, including certain risks that are associated with an investment linked to the Russell 2000® Index.

Historical Information

The closing level of the Russell 2000® Index on March 29, 2016 was 1,109.082.

The graph below shows the closing level of the Russell 2000® Index for each day such level was available from January 3, 2011 to March 29, 2016. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 3, 2011 to March 29, 2016

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Buffer Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the Russell 2000® Index Due October 3, 2019

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement and the discussion below regarding an assumption of the securities by a successor issuer, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Subject to the discussion below, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

The U.S. Treasury Department recently finalized the regulations referred to in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Application of Section 871(m) of the Code” in the accompanying product supplement, which require withholding on certain “dividend equivalent” payments to non-U.S. persons. Based on the effective date in the final regulations, those regulations generally will not apply to the securities assuming there is no significant modification to the securities’ terms that results in a deemed exchange of the securities for U.S. federal income tax purposes.

As discussed in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” withholding under legislation commonly referred to as “FATCA” might (if the securities were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities and to the payment of gross proceeds of a disposition (including a retirement) of the securities. However, under a recent IRS notice, withholding under “FATCA” will apply to payments of gross proceeds (other than any amount treated as interest) only with respect to dispositions after December 31, 2018. You should consult your tax adviser regarding the potential application of “FATCA” to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Under their terms, the securities may be assumed by a successor issuer, in which case we will guarantee all payments on the securities. See “Additional Terms of the Securities.” We intend to treat such an assumption as not giving rise to a taxable modification of the securities. Our counsel has advised, based on current law and provided that certain conditions are met at the time of the assumption, that such an assumption should not be a taxable modification of the securities, although the law in this regard is not entirely clear. Provided that an assumption of the securities is not a taxable modification, the U.S. federal income tax treatment of the securities would not be affected by the assumption. However, if the IRS were to treat an assumption of the securities as a taxable modification, the timing and character of income recognized with respect to the securities after the assumption could be affected significantly, depending on circumstances at the time of the assumption. Moreover, a U.S. Holder would generally be required to recognize gain (if any) with respect to the securities at the time of the assumption in the same manner as upon a sale or exchange of the securities described in the discussion above.

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Buffer Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the Russell 2000® Index Due October 3, 2019

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $30.00 for each $1,000 security sold in this offering (or up to $5.00 per security in the case of sales to fee-based advisory accounts). From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $30.00 for each $1,000 security they sell to accounts other than fee-based advisory accounts.  CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each $1,000 security they sell to fee-based advisory accounts. CGMI will pay the registered representatives of CGMI a fixed selling concession of $30.00 for each $1,000 security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the underlying indices and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

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Buffer Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the Russell 2000® Index Due October 3, 2019

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries' rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i) to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii) where no consideration is or will be given for the transfer; or

(iii) where the transfer is by operation of law; or

(iv) pursuant to Section 276(7) of the Securities and Futures Act; or

(v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

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Buffer Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the Russell 2000® Index Due October 3, 2019

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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